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

                                                                                                     Exhibit 12.1


                                              Ratio of Earnings to Fixed Charges


Dollars in thousands                        January 29,    February 3,    February 2,   February 1,     January 31,
                                               2000           2001          2002           2003           2004
                                           (fiscal 1999)  (fiscal 2000)  (fiscal 2001)  (fiscal 2002)  (fiscal 2003)

Pretax income (loss) from continuing
   operations before taxes and
   minority interest                         (15,612)       (1,183)        (4,376)        (13,769)         (9,380)

Fixed Charges:
Interest Expense                               1,298         1,851          1,916           9,131          11,374
Amortized premiums, discounts, and
   capitalized expenses related to
   indebtedness                                  209           196             95           1,153           1,025
Interest Portion--rent expense--33%            3,682         3,697          3,919          10,479          13,883

Total Fixed Charges                            5,188         5,744          5,930          20,763          26,282

Total Earnings                               (10,424)        4,560          1,554           6,994          16,902

Deficiency                                   (15,612)       (1,183)        (4,376)        (13,769)         (9,380)

Ratio Of Earnings to Fixed Charges               N/A           N/A            N/A             N/A             N/A
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